EXHIBIT 21.1

                    CONVEX COMPUTER CORPORATION
                           SUBSIDIARIES


Convex Computer Limited (United Kingdom)

Convex Computer Japan K.K. (Japan)

Convex Computer GmbH (Germany)

Convex S.A. (France)

Convex Computer Canada

Convex SpA (Italy)

Convex Computer B.V. (The Netherlands)

Convex Computer Pte. Ltd. (Singapore)

Convex Computer Pty Ltd. (Australia)

Convex Computer Barbados Ltd. (Barbados)

Convex Computer AG (Switzerland)

Convex International, Inc.